Exhibit. 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), made and entered into effective as of March 13, 2007, by and between GEOMET, INC., a Delaware corporation (the “Company”), and J. DARBY SERÉ (the “Employee”),

WITNESSETH THAT:

WHEREAS, the Company and the Employee entered into an Employment Agreement dated December 7, 2000 (the “Employment Agreement”); and

WHEREAS, the Company and the Employee now desire to amend the Employment Agreement to make certain changes;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1. Paragraph 2 of the Employment Agreement is hereby amended by restatement in its entirety to read as follows:

2. Term. The employment of the Employee by the Company as provided in Paragraph 1 shall be for a period commencing on the date of this Agreement through and ending on the date which is three years from the date hereof, unless sooner terminated as herein provided; provided, however, that this Agreement and the period of the Employee’s employment by the Company hereunder (the “Employment Term”) (a) automatically shall extend for successive one year periods unless the Company or the Employee shall notify the other party of its or his intention not to extend this Agreement at least ninety days prior to such extension, and (b) if a Corporate Change (as defined in the Company’s Severance Plan adopted effective January 29, 2007) occurs during the period of the Employment Term that is after March 7, 2007 and prior to February 1, 2008, then upon the occurrence of the first Corporate Change to occur during such period the Employment Term shall extend so that the Employment Term as of the date of the occurrence of such Corporate Change will include the period of one year following the date of the occurrence of such Corporate Change.

2. Paragraph 6(d) of the Employment Agreement is hereby amended by restatement in its entirety to read as follows:

(d) Without Cause Termination and Good Reason Termination. If the Employee’s employment hereunder is terminated by reason of a Without Cause Termination or a Good Reason Termination, the Company shall pay to the Employee 18 month’s Base Salary at the Employee’s last current rate (the “Cash Severance Amount”). The Cash Severance Amount shall be paid to the Employee (or to the Employee’s estate, in the event of Employee’s death following his termination of employment hereunder) upon the earlier of (i) the date that is six

(6) months after the date of the Employee’s “separation from service” (within the meaning of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder) with respect to the Company and its affiliates, or (ii) the date that is thirty (30) days after the date of the Employee’s death following his termination of employment hereunder. The Company shall also pay to the Employee on the tenth day following the Employment Termination Date the Employee’s Base Salary, reimbursable expenses and vacation accrued but unpaid through the Employment Termination Date. The Company, at its expense, shall also pay or reimburse the Employee for the COBRA premiums paid or incurred by the Employee for the medical and dental care COBRA continuation coverage elected by the Employee pursuant to Section 601 of the Employee Retirement Income Security Act of 1974, as amended, for himself and, where applicable, his eligible dependents, for a period of eighteen (18) months following the end of the month during which the Employment Termination Date occurred; provided, however, that such payments or reimbursements shall terminate if the Employee becomes eligible to elect coverage for medical and dental care benefits under a welfare plan of another employer, and the Employee shall be obligated hereunder to promptly report such eligibility to the Company.

3. The parties intend for the Employment Agreement to provide for the payment of compensation that is not subject to the tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended, and the Employment Agreement shall be interpreted and implemented to the extent possible in accordance with such intent. However, neither the Company nor any of its affiliates makes any guarantee as to the tax treatment of any payment to be made pursuant to the Employment Agreement.

4. Except as provided in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the parties to be effective as of the date first written above.

GEOMET, INC.

By:	/s/ William C. Rankin
Name:	William C. Rankin
Title:	Executive Vice President
EMPLOYEE
/s/ J. Darby Seré J. Darby Seré